As filed with the Securities and Exchange Commission on June 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brookfield Property Partners L.P.

(Exact name of Registrant as specified in its charter)

Bermuda	Not applicable
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

73 Front Street, 5th Floor Hamilton, HM 12, Bermuda +1 (441) 294-3309	Bryan Davis Brookfield Property Group LLC Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281-1023 (212) 417-7000
(Address and Telephone Number of Registrant’s Principal Executive Offices)	(Name, Address and Telephone Number of Agent For Service)

Copies to:

Mile T. Kurta, Esq.
Torys LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to distribution or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Limited Partnership Units	1,000,000	US$	22.22	US$	22,220,000.00	US$	2,575.30

(1)         Plus such additional Limited Partnership Units as may be issued by reason of stock splits, stck distributions and similar transactions.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Brookfield Property Partners L.P. Limited Partnership Units on the New York Stock Exchange on May 31, 2017.

Brookfield Property Partners L.P.

1,000,000 Limited Partnership Units

DISTRIBUTION REINVESTMENT PLAN

This prospectus covers 1,000,000 limited partnership units (“LP Units”), of Brookfield Property Partners L.P. (“BPY” or “our partnership”), issuable under our distribution reinvestment plan (the “Plan”) which provides holders of our LP Units (each, a “unitholder”) with a simple and convenient method of investing cash distributions declared on our LP Units.

Our Plan was initially adopted by our board of directors on April 30, 2013. On May 5, 2016, our board of directors also approved the filing of this prospectus to, among other things, register LP Units issuable pursuant to the Plan. Under the Plan, holders of our LP Units resident in either Canada or the United States may opt to purchase additional LP Units by automatically reinvesting all or any portion of any cash distributions declared on their LP Units net of any applicable withholding taxes. The purchase price of LP Units issued from treasury is calculated by reference to the volume weighted average trading price (in U.S. dollars) for units on the New York Stock Exchange (the “NYSE”) for the five trading days immediately preceding the date the relevant distribution is paid by BPY.

Our LP Units are listed on the Toronto Stock Exchange (the “TSX”) and on the NYSE under the symbol “BPY”. On June 2, 2017, the closing price for our LP Units on the TSX was C$30.92 and on the NYSE was US$22.92. The LP Units covered by this prospectus have been reserved for listing on the NYSE.

The declaration and payment of distributions on the LP Units is at the discretion of the board of directors of BPY’s general partner, Brookfield Property Partners Limited (the “BPY General Partner”). BPY presently pays quarterly distributions on the LP Units on the last business day of March, June, September and December of each year.

We cannot estimate the issue price per LP Unit, the anticipated proceeds from the issuance of LP Units under the Plan or the number of LP Units to be issued under the Plan, which will in each case depend upon the market price of the LP Units at the time of issuance, the extent of unitholder participation in the Plan and other factors.

Investing in our LP Units involves risks. See “Special Note Regarding Forward-Looking Information” on page 2 of this prospectus. See also “Risk Factors” on page 4 of this prospectus for a discussion of certain factors relevant to an investment in our LP Units.

Our principal place of business is 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, and our telephone number is +441-294-3309.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 5, 2017.

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(continued)

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About this Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, relating to the LP Units to be offered and sold pursuant to the Plan.

Before you invest, you should read both this prospectus and any additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” The information incorporated by reference in this prospectus is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “we,” “us” and “our” refer to, collectively, our partnership, Brookfield Property L.P. (the “Property Partnership”), the primary holding subsidiaries of the Property Partnership, from time to time, through which it indirectly holds all of our interests in our operating entities (the “Holdings Entities”), and the entities in which the Holding Entities hold interests and that directly or indirectly hold our real estate assets other than entities in which the Holding Entities hold interests for investment purposes only of less than 5% of the equity securities (the “operating entities”).

In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” or “US$” are to U.S. dollars, and all references to “C$” are to Canadian dollars.

Where you can find More Information

We are subject to the information and periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to foreign private issuers (as such term is defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act) and will fulfill the obligations with respect to those requirements by filing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC Electronic Document Gathering and Retrieval System (EDGAR). This information is also available on our website at https//bpy.brookfield.com. Information contained on, or accessible through, our website is not a part of this prospectus.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, as soon as practicable, and in any event within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

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Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the LP Units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2016;

•	any future Annual Reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of this offering;

•	our Current Report on Form 6-K filed with the SEC on May 10, 2017, and

•	any subsequent reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part.

We will deliver to each person eligible to participate in the Plan, including any beneficial owner, to whom this prospectus has been delivered, copies of the documents incorporated by reference in this prospectus, but not delivered with this prospectus, upon written or oral request, without charge. Requests should be directed to us at:

Brookfield Property Partners L.P.
Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING Forward-Looking Information

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking information” within the meaning of Canadian provincial securities laws and applicable regulations and “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “seeks”, “intends”, “targets”, “projects”, “forecasts”, “likely”, or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or

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achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchanges rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States, as applicable.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

THE OFFER AND LISTING

The following table sets forth the annual high and low prices for our units on the TSX and NYSE for the periods indicated since when-issued trading commenced on April 15, 2013:

	Units on TSX		Units on NYSE
	High	Low	High	Low
	(C$)	(C$)	(US$)	(US$)
Year Ended December 31, 2013 (since April 15, 2013)	24.70	19.47	23.99	18.80
Year Ended December 31, 2014	27.55	20.41	23.94	18.19
Year Ended December 31, 2015	33.12	26.02	26.54	19.89
Year Ended December 31, 2016	32.80	26.00	24.98	18.69

The following table sets forth the quarterly high and low prices for the Units on the TSX and NYSE for the periods indicated for the past two financial years:

	Units on TSX		Units on NYSE
	High	Low	High	Low
	(C$)	(C$)	(US$)	(US$)
April 1, 2015 to June 30, 2015	31.02	26.78	24.90	21.80
July 1, 2015 to September 30, 2015	30.07	26.02	23.12	19.89
October 1, 2015 to December 31, 2015	32.25	28.30	24.20	21.24
January 1, 2016 to March 31, 2016	32.22	26.00	23.42	18.69
April 1, 2016 to June 30, 2016	31.94	28.14	24.98	21.41
July 1, 2016 to September 30, 2016	32.80	29.01	24.94	22.07
October 1, 2016 to December 31, 2016	30.80	27.40	23.09	20.31
January 1, 2017 to March 31, 2017	30.99	28.30	23.54	21.22

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The following table sets forth, for the periods indicated, the market price ranges and trading volumes of the Units on the TSX and NYSE for the most recent six months:

	Units on TSX			Units on NYSE
	High	Low	Volume	High	Low	Volume
	(C$)	(C$)	(C$)	(US$)	(US$)	(US$)
2016
December	29.76	27.40	3,485,700	22.16	20.61	2,628,600

2017
January	29.81	28.30	3,434,100	22.60	21.22	3,008,400
February	30.99	29.11	3,266,400	23.54	22.31	6,446,600
March	30.80	28.85	2,644,619	21.49	23.09	2,661,100
April	31.24	29.46	2,515,945	23.20	22.00	2,450,200
May	30.83	28.79	3,414,636	22.68	21.13	4,169,300

RISK FACTORS

Before you decide to participate in the Plan and invest in our LP Units, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, before you decide to participate in the Plan and purchase LP Units. In addition, you should consult your own, financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the LP Units you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of the LP Units may fluctuate between the time you decide to purchase LP Units under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Administrator administers the Plan. If you instruct the Administrator to sell LP Units under the Plan, you will not be able to direct the date, time or price at which your LP Units are sold. The price of the LP Units may decline between the time you decide to sell your LP Units and the time of actual sale.

Brookfield Property PartnerS L.P.

We were established on January 3, 2013 as a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act 1883, as amended, and the Bermuda Exempted Partnerships Act 1992, as amended. Our partnership’s head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and our telephone number is +441 294-3309.

Our partnership is one of the world’s largest commercial real estate companies, with approximately $65 billion in total assets as of March 31, 2017. We are leading owners, operators and investors in commercial property assets, with a diversified portfolio that includes 146 premier office properties and 127 best-in-class retail malls around the world. We also hold interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets. Brookfield Property Partners is listed on the New York and Toronto stock exchanges. Further information is available at https//bpy.brookfield.com. However, any information that is included on or linked to our website is not a part of this prospectus.

Our partnership is the flagship listed real estate company of Brookfield Asset Management Inc., a leading global alternative asset manager with approximately $250 billion in assets under management.

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Use of Proceeds

We have no basis for estimating precisely either the number of LP Units that may be sold under the Plan or the prices at which such LP Units may be sold. We intend to use the net proceeds from the sale of the LP Units for general corporate purposes.

CONSOLIDATED CAPITALIZATION

The following table sets forth the partnership capital and consolidated indebtedness of our partnership as of March 31, 2017. There have been no other material changes to the unit or loan capital of our partnership on a consolidated basis since March 31, 2017. The table below should be read together with the detailed information and financial statements incorporated by reference in this prospectus.

US$ millions	As at March 31, 2017
Debt obligations	$36,043
Capital securities	4,308
Equity
Limited partners	7,344
General partner	6
Redeemable/exchangeable and special limited partner units of the operating partnership held by Brookfield Asset Management Inc.	14,359
Limited partnership units of Brookfield Office Properties Exchange LP	283
Interests of others in operating subsidiaries and properties	12,249
Total Capitalization	$74,592

Distribution Reinvestment Plan

The Plan

The Plan provides a convenient means for eligible holders of LP Units to purchase additional LP Units by reinvesting all or some of their cash distributions.

The declaration and payment of distributions on the LP Units is at the discretion of the BPY General Partner. BPY presently pays quarterly distributions on the LP Units on the last business day of March, June, September and December each year.

Under the Plan, LP Units will be acquired at 100% of their Market Price (as defined below). As these LP Units will be treasury units purchased directly from BPY, no trading fees or service charges will be payable, except in connection with the sale of LP Units held under the Plan. All other administrative costs of the Plan will be paid by BPY.

Through the reinvestment of cash distributions, BPY will acquire additional capital funds which will be used for general corporate purposes.

Eligibility

Any beneficial or registered unitholder who is a resident of Canada or the United States and meets the requirements below is eligible to become a participant in the Plan (a “participant”). Unitholders who are not residents of Canada or the United States may participate in the Plan; provided, that there are not any laws or governmental regulations that may limit or prohibit them from participating in the Plan. BPY reserves the right to terminate participation in the Plan of any unitholder if it is deemed advisable under any foreign laws or regulations.

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How the Plan Works

A participant may elect to reinvest the cash distributions paid on all or any portion of the LP Units owned by him or her. Depending upon the election, the cash distributions paid on all or a portion of the LP Units owned by the participant, including all LP Units acquired under the Plan and held for the account of the participant, in each case, net of any applicable withholding tax, will be applied automatically on each distribution payment date (an “Investment Date”) to purchase additional LP Units under the Plan.

LP Units purchased under the Plan on any Investment Date will be issued from treasury at a price per LP Unit (the “Market Price”) calculated by reference to the volume weighted average of the trading price (in U.S. dollars) for the LP Units on the NYSE for the five trading days immediately preceding the relevant Investment Date.

On each Investment Date, BPY will pay to CST Trust Company, the administrator of the Plan (the “Administrator”), the cash distributions otherwise payable to a participant in respect of the LP Units the participant has elected to include in the Plan. Any amount required under applicable tax laws to be withheld by BPY from cash distributions paid to any participant and remitted to a taxing authority will be withheld and remitted as required, with the balance being paid to the Administrator for reinvestment on behalf of the participant or distribution to the participant. Depending upon the election of the participant, the cash distributions paid on all or a portion of LP Units registered in the name of the participant or held by the Administrator for the account of the participant will be used by the Administrator to purchase LP Units from BPY for the account of the participant.

LP Units purchased under the Plan will be registered in the name of the Administrator, as agent for the participant, and the participant’s account maintained by the Administrator will be credited with the number of LP Units, including fractions computed to four decimal places, equal to the cash distributions (or the relevant percentage of cash distributions reinvested pursuant to the participant’s election) paid on the participant’s LP Units divided by the relevant Market Price.

How to Enroll

Registered Unitholders

An eligible registered unitholder may enroll in the Plan at any time by enrolling online through the Administrator’s self-service web portal at https://www.canstockta.com /dividendReinvestment.do or by duly completing an enrollment form and sending it to the Administrator. A copy of the Plan is available through the BPY’s website, https//bpy.brookfield.com, and can also be obtained from the Administrator at any time. Unitholders should not send unit certificates or distribution checks to the Administrator or BPY.

The enrollment form must be signed by all registered holders of LP Units which are registered in more than one name. Also, if a unitholder’s total holding is registered in different names (e.g., full name on some unit certificates and initials and surname on other unit certificates), a separate enrollment form must be completed for each different registration name. If distributions from all unitholdings are to be reinvested under one account, registration must be identical.

A completed enrollment form must be received by the Administrator no later than five business days prior to the record date for any cash distribution (which will usually be the last business day prior to the month in which the distribution is payable) in order for that distribution to be reinvested under the Plan.

Once a registered unitholder has enrolled in the Plan, participation will continue until the participant terminates his or her participation (as set forth below) or until the Plan is suspended or terminated. In the event a participant changes his or her residence to a country that is prohibited from participating in the Plan, his or her participation in the Plan will terminate immediately.

Any LP Units acquired outside of the Plan which are not registered in exactly the same name or manner as units enrolled in the Plan will not be automatically enrolled in the Plan. If a participant purchases additional LP Units outside the Plan, he or she is advised to contact the Administrator to ensure that all LP Units the participant owns are enrolled in the Plan.

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Beneficial Owners of LP Units

If a unitholder is a beneficial owner of LP Units, he or she should contact his or her broker, investment dealer, financial institution or other nominee who holds his or her LP Units to provide instructions regarding his or her participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm what fees, if any, the nominee may charge to enroll all or any portion of such unitholder’s LP Units in the Plan on his or her behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by the unitholder. Beneficial owners should also confirm if any fractional shares will be provided by the nominee.

If a participant is a beneficial owner whose LP Units are registered in the name of CDS Clearing and Depository Services Inc. (“CDS”) , or a name other than the participant’s own name, he or she may participate in the Plan by (i) directing his or her broker to electronically transfer all or any number of whole LP Units into his or her name directly and then enrolling such LP Units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the participant’s LP Units to enroll in the Plan on the participant’s behalf, either as a nominee that delivers a completed and executed enrollment form to the Administrator in the manner provided in the Plan, or, if applicable, as a CDS participant through enrollment by CDS.

If a participant is a beneficial owner of LP Units and wishes to enroll in the Plan through a CDS participant in respect of his or her LP Units registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Investment Date to which that distribution record date relates.

CDS participants holding LP Units on behalf of beneficial owners of LP Units registered through CDS must arrange for CDS to enroll such LP Units in the Plan on behalf of such beneficial owners in respect of each distribution payment date.

CDS will provide instructions to the Administrator regarding the extent of its participation in the Plan, on behalf of beneficial owners of LP Units, in respect of every Investment Date on which cash distributions otherwise payable to CDS, as unitholder of record, are to be reinvested under the Plan.

If a participant is a beneficial owner whose units are registered in the name of The Depository Trust Company (“DTC”), he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole units into his or her name and then enrolling such units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the participant’s units to transfer all or any number of whole units into CDS and enroll in the Plan on the participant’s behalf, either as a nominee that delivers a completed and executed enrollment form to the Plan Agent in the manner provided in the Plan, or, if applicable, as a CDS participant through enrollment by CDS.

Certain Limitations

A participant may not transfer the right to participate in the Plan to another person.

Subject to applicable law and regulatory policy, BPY reserves the right to determine, from time to time, a minimum number of LP Units that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, BPY further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in BPY’s sole opinion, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or has been artificially accumulating BPY’s securities, for the purpose of taking undue advantage of the Plan to BPY’s detriment. BPY may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if BPY deems it advisable under any laws or regulations.

Statements of Account

As soon as reasonably practicable after each Investment Date, a statement of account will be mailed to each participant setting out the amount of the relevant cash distribution reinvested, the applicable Market Price, the number of LP Units purchased under the Plan on the Investment Date and the total number of LP Units, computed to four decimal places, held

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for the account of the participant under the Plan (or, in the case of CDS participants, CDS will receive such statement on behalf of beneficial owners participating in the Plan).

The statements are a continuing record of the cost of the LP Units purchased under the Plan and should be retained for income tax purposes. In addition, BPY will annually provide each participant with appropriate information for tax reporting purposes.

Beneficial owners who participate in the Plan indirectly through a nominee should consult the nominee to confirm what statements or reports, if any, will be provided by the nominee, whether for tax reporting purposes or otherwise.

Termination of Participation

A participant may terminate his or her participation in the Plan at any time by following the instructions at the Administrator’s web portal, at https://www.canstockta.com/dividendReinvestment.do or by completing the termination portion of the participant’s statement of account and delivering such document signed by the registered unitholder(s) to the Administrator (or in the case of beneficial owners, by making arrangements to terminate participation through their nominee). Such notice, if actually received by the Administrator no later than five business days prior to the applicable record date, will have effect in respect of the distribution to be made as of such date. If the Administrator receives such notice less than five business days prior to a record date, the termination will not be effective until after the distribution. Upon termination, a registered unitholder will receive a certificate for the whole LP Units and a cash payment for any fractional LP Unit held for his or her account under the Plan. The cash payment will be calculated on the basis of the closing price of the LP Units (in U.S. dollars) on the NYSE on the business day immediately preceding the date the termination is processed. All subsequent distributions will be paid directly to the unitholder. Participation in the Plan may be renewed by registered holders at any time by signing a new enrollment form and returning it to the Administrator or by enrolling online through the Administrator’s self-service web portal.

The termination request will be processed within the Administrator’s ordinary service standard, which is generally within three (3) weeks from the time the request is received.

Alternatively, unitholders may request that all or part of their LP Units held under the Plan be sold on the NYSE. When LP Units are sold through the Administrator, a holder will receive the proceeds less a handling charge of $15.00 and any trading fees.

LP Units Held Under the Plan

LP Units acquired by a registered holder under the Plan will be maintained in such holder’s Plan account (and will be enrolled in the Plan) in book form, which protects LP Units against physical loss, theft or accidental destruction and also provides a convenient way for registered unitholders to keep track of their LP Units. Only LP Units held under the Plan may be sold through the Plan.

LP Units purchased on behalf of beneficial owners of LP Units who are participating in the Plan through their broker will be maintained in their broker’s Plan account.

Withdrawal of Plan LP Units

A registered holder may, at any time, obtain certificates for any number of whole LP Units held for the participant’s account under the Plan without terminating their participation in the Plan by following the instructions at the Administrator’s web portal, at https://www.canstockta.com/dividendReinvestment.do or by duly completing the withdrawal portion of the participant’s statement of account and delivering such document signed by the registered holder(s) to the Administrator. Such notice, if actually received by the Administrator no later than five business days prior to the applicable record date, will have effect in respect of the distribution to be made as of such date. If the Administrator receives such notice less than five business days prior to a record date, the withdrawal will not be effective until after the distribution. In no event will certificates be issued for fractional LP Units. Certificates for LP Units acquired under the Plan will not be issued to participants unless specifically requested.

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LP Units held for the account of a participant under the Plan may not be pledged, sold or otherwise transferred. Consequently, prior to pledging, selling or transferring LP Units, a registered holder must request that a certificate for his or her LP Units be issued.

Accounts under the Plan are maintained in the names in which the LP Units of the participants were registered at the time they enrolled in the Plan. Consequently, certificates for LP Units will be similarly registered when issued.

Sale of LP Units Held Under the Plan

Registered unitholders who participate in the Plan can sell their LP Units held under the Plan by giving notice to the Administrator. Such notice, if actually received by the Administrator no later than five business days prior to the applicable record date, will have effect in respect of the distribution to be made as of such date. If the Administrator receives such notice less than five business days prior to a record date, the sale will not be effective until after the distribution. The Administrator will sell LP Units through a registered stock broker on behalf of participants on a commingled basis with other units held by the Administrator at prevailing market prices through the facilities of the NYSE. The Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. The Administrator will mail a check to a holder that has made a sales request, less any handling charges and trading fees in U.S. dollars.

Alternatively, a registered unitholder may choose to withdraw LP Units from their Plan account and sell them through his or her broker. In this case the holder may request a certificate for his or her LP Units held under the Plan from the Administrator prior to the sale.

The sale request will be processed within the Administrator’s ordinary service standard, which is generally within three (3) weeks from the time the request is received. Beneficial owners of LP Units who are participating in the Plan through their broker should contact their broker to sell their LP Units.

Voting of LP Units Held Under the Plan

Whole LP Units held for the account of a participant under the Plan on any record date for a vote of unitholders (as with LP Units not subject to the Plan) may be voted by the participant, either in person or by proxy. LP Units for which instructions are not received will not be voted.

LP Unit Distributions and LP Unit Splits

LP Unit distributions declared on the LP Units and any LP Units resulting from the subdivision of the LP Units will be credited to the account of the participant based on whole and fractional LP Units held for the account of the participant under the Plan.

Rights Offering

If BPY makes available to holders of LP Units of record any right to subscribe for additional LP Units or other securities, rights certificates in respect of the number of whole LP Units then held for the account of the participant under the Plan will be forwarded to each participant. Where practicable, rights in respect of fractional LP Units held for the account of a participant will be sold by the Administrator for the participant’s account and the net proceeds forwarded to the participant.

Death of a Participant

Participation in the Plan will not be affected by a participant’s death or incompetence and participation will remain effective until it is terminated in accordance with the provisions of the Plan.

Where the Administrator has received notice of the death of a participant, a certificate for the participant’s whole LP Units and a check representing payment for any fractional unit held by the Administrator under the Plan will be issued in the

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name of the deceased participant or in the name of the estate of the deceased participant, as requested. The certificate and applicable cash payment will be sent to the estate of the deceased participants.

Amendment, Suspension or Termination of the Plan

Subject to any required regulatory or stock exchange approval, BPY reserves the right to amend, modify, suspend or terminate the Plan at any time, but such actions shall have no retroactive effect that would prejudice a participant’s interests. BPY, through the Administrator, will notify participants in writing of any modifications made to the Plan that in BPY’s opinion may materially prejudice participants. Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions.

If the Plan is suspended or terminated by BPY, each participant will receive a certificate for all whole LP Units held under the Plan and a cash payment for any fractional LP Unit based upon the closing price of the LP Units (in U.S. dollars) on the NYSE on the trading day immediately preceding the effective date of termination or suspension of the Plan.

If the Plan is suspended or terminated by BPY, no investment will be made under the Plan on any subsequent Investment Date. Distributions that are paid after the effective date of any suspension or termination of the Plan will be remitted by BPY or the Administrator, as the case may be, directly to each participant.

Notices

All notices required to be given under the plan will be mailed to participants at the address shown on the records of the Administrator or at the most recent address furnished by the participants.

Notices and inquiries to the Administrator are to be sent to:

CST Trust Company

c/o Canadian Stock Transfer Company Inc.

P.O. Box 4229

Station A

Toronto, ON M5W 0G1

Or by telephone at 1-800-387-0825 (toll free in North America), by fax at 1-888-249-6189, or by email at inquiries@canstockta.com.

Notices to BPY are to be sent to:

Brookfield Property Partners L.P. at

bpy.enquiries@brookfield.com

Or by telephone at 1-855-212-8243

Income Tax Considerations Relating to the Plan

Canadian Federal Income Tax Considerations

See “Material Canadian Federal Income Tax Considerations.”

United States Federal Income Tax Considerations

See “Material U.S. Federal Income Tax Considerations.”

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Administration

The Administrator will act as administrator of the Plan for BPY. The Administrator along with its designated affiliates and other agents will maintain an account for each participant and perform certain services for the Plan. The Administrator will keep all records necessary for the administration of the Plan.

BPY reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and works importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Liability of BPY and the Administrator

BPY and the Administrator, in administering the Plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to BPY or the Administrator; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof; (d) in respect of the involuntary termination of a participant’s participation in the Plan in the circumstances described herein; (e) with respect to the prices at which LP Units are purchased for a participant’s account and the times such purchases are made; or (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan.

Participants should recognize that neither BPY nor the Administrator can assure profit or protect against a loss on LP Units acquired or sold under the Plan.

Both BPY and the Administrator shall have the right to reject any request regarding enrollment in, withdrawal from or termination of, the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to BPY’s satisfaction and/or the Administrator’s satisfaction. Neither BPY nor the Administrator is under any obligation to notify any unitholder of an invalid request.

Governing Law

The Plan shall be governed and construed in accordance with the laws of Bermuda.

Effective Date

The effective date of the Plan is August 2, 2013, as amended on June 5, 2017.

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Material Canadian Federal Income Tax Considerations

The following is an accurate summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”) of the holding and disposition of LP Units in BPY generally applicable to participation in the Plan by a participant, who for purposes of the Tax Act and at all relevant times, holds our LP Units as capital property, deals at arm’s length with and is not affiliated with our partnership, the Property Partnership, the BPY General Partner and their respective affiliates. Generally, our LP Units will be considered to be capital property to a participant, provided that the participant does not use or hold our LP Units in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a participant: (i) that is a “financial institution”, as defined in the Tax Act for purposes of the “mark-to-market” property rules, (ii) that is a “specified financial institution”, as defined in the Tax Act, (iii) makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act, (iv) an interest in which would be a “tax shelter investment” as defined in the Tax Act or who acquires our LP Units as a “tax shelter investment” (and this summary assumes that no such persons hold our LP Units), (v) that has, directly or indirectly, a “significant interest”, as defined in subsection 34.2(1) of the Tax Act, in our partnership, (vi) any affiliate of our partnership is, or becomes as part of a series of transactions that includes the acquisition of LP Units, a “foreign affiliate” for purposes of the Tax Act to such participant or to any corporation that does not deal at arm’s length with such participant for purposes of the Tax Act, or (vii) that has entered into or will enter into a “derivative forward agreement”, as defined in the Tax Act, in respect of our LP Units. Any such participant should consult their own tax advisors with respect to an investment in our LP Units.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current published administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”). This summary assumes that all Tax Proposals will be enacted in the form proposed but no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, or changes in the CRA’s administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those described herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect unitholders. Participants should consult their own tax advisors in respect of the provincial, territorial or foreign income tax consequences to them of holding and disposing of our LP Units.

This summary assumes that neither our partnership nor the Property Partnership is a “tax shelter”, as defined in the Tax Act, or a “tax shelter investment”. However, no assurance can be given in this regard.

This summary also assumes that neither our partnership nor the Property Partnership will be a “SIFT partnership” at any relevant time for purposes of the specified investment flow-through rules in the Tax Act (the “SIFT Rules”) on the basis that neither our partnership nor the Property Partnership will be a “Canadian resident partnership” at any relevant time. However, there can be no assurance that the SIFT Rules will not be revised or amended such that the SIFT Rules will apply.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, participants are advised to consult their own tax advisors with respect to their particular circumstances. See also “Risk Factors ─ Risks Relating to Taxation” in our Annual Report on Form 20-F.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our LP Units must be expressed in Canadian dollars including any distributions, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than the Canadian dollar generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

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TAXATION OF CANADIAN RESIDENT PARTICIPANTS

The following portion of the summary is generally applicable to a participant who, for purposes of the Tax Act and at all relevant times, is resident or deemed to be resident in Canada (a “Canadian participant”).

Consequences of Participation in the Plan

As described in more detail below under “Acquisition, Holding and Disposition of LP Units”, Canadian participants are required to include in their income the amount of any income or loss allocated to them from our partnership for the Canadian participant’s taxation year in which our partnership’s fiscal year ends, irrespective of the amount of cash distributions received from our partnership. Accordingly, the income or loss allocated to Canadian participants for each fiscal year by our partnership will be computed without regard to their participation in the Plan.

Distributions from our partnership reduce the adjusted cost base of the Canadian participant’s LP Units by the amount of such distributions received by the Canadian participant, whether the Canadian participant’s LP Units are held inside or outside of the Plan. As a result, upon the receipt of a distribution from our partnership (whether or not the distribution is reinvested under the Plan), the aggregate adjusted cost base of the Canadian participant’s LP Units held at that time (whether inside or outside of the Plan) will be reduced by the amount of the distribution.

Upon the purchase of new LP Units on the reinvestment of the distribution under the Plan, the amount so reinvested will become the cost of such new units acquired under the Plan. Pursuant to the adjusted cost base averaging provisions of the Tax Act, the cost of all LP Units held by the Canadian participant as capital property at that time (whether inside or outside of the Plan) must be averaged to determine the adjusted cost base under the Tax Act of each such LP Unit held by the Canadian participant.

A Canadian participant will not realize any taxable income upon receipt of a certificate for whole LP Units from the Plan or upon the electronic transfer of LP Units from the Plan to the Canadian participant’s brokerage account. Where a Canadian participant receives a cash payment for a fractional LP Unit, a capital gain or a capital loss may arise if the cash payment for the fractional LP Unit exceeds or is less than the adjusted cost base in respect of such fraction. The treatment of capital gains and capital losses under the Tax Act is as described below under “Acquisition, Holding and Disposition of LP Units - Disposition of LP Units”.

Consequences of the Acquisition, Holding and Disposition of LP Units

Computation of Income or Loss

Each Canadian participant is required to include (or, subject to the “at-risk rules” discussed below, entitled to deduct) in computing his or her income for a particular taxation year the Canadian participant’s share of the income (or loss) of our partnership for its fiscal year ending in, or coincidentally with, the Canadian participant’s taxation year end, whether or not any of that income is distributed to the Canadian participant in the taxation year and regardless of whether or not our LP Units were held throughout such year.

Our partnership will not itself be a taxable entity and is not expected to be required to file an income tax return in Canada for any taxation year. However, the income (or loss) of our partnership for a fiscal period for purposes of the Tax Act will be computed as if it were a separate person resident in Canada and our partners will be allocated a share of that income (or loss) in accordance with our limited partnership agreement. The income (or loss) of our partnership will include our partnership’s share of the income (or loss) of the Property Partnership for a fiscal year determined in accordance with the Property Partnership’s limited partnership agreement. For this purpose, our partnership’s fiscal year end and that of the Property Partnership will be December 31.

The income for tax purposes of our partnership for a given fiscal year will be allocated to each unitholder in an amount calculated by multiplying such income by a fraction, the numerator of which is the sum of the distributions received by such unitholder with respect to such fiscal year and the denominator of which is the aggregate amount of the distributions made by our partnership to unitholders with respect to such fiscal year.

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If, with respect to a given fiscal year, no distribution is made by us to our unitholders or our partnership has a loss for tax purposes, one quarter of the income, or loss, as the case may be, for tax purposes for such fiscal year that is allocable to unitholders, will be allocated to our unitholders of record at the end of each calendar quarter ending in such fiscal year in the proportion that the number of our units held at each such date by a unitholder is of the total number of units of our partnership that are issued and outstanding at each such date.

The income of our partnership as determined for purposes of the Tax Act may differ from its income as determined for accounting purposes and may not be matched by cash distributions. In addition, for purposes of the Tax Act, all income (or losses) of our partnership and the Property Partnership must be calculated in Canadian currency. Where our partnership (or the Property Partnership) holds investments denominated in U.S. dollars or other foreign currencies, gains and losses may be realized by our partnership (or the Property Partnership) as a consequence of fluctuations in the relative values of the Canadian and foreign currencies.

In computing the income (or loss) of our partnership, deductions may be claimed in respect of reasonable administrative costs, interest and other expenses incurred by us for the purpose of earning income, subject to the relevant provisions of the Tax Act. Our partnership may also deduct from its income for the year a portion of the reasonable expenses, if any, incurred by our partnership to issue LP Units. The portion of such issue expenses deductible by our partnership in a taxation year is 20% of such issue expenses, pro-rated where our partnership’s taxation year is less than 365 days.

In general, a Canadian participant’s share of any income (or loss) of our partnership from a particular source will be treated as if it were income (or loss) of the Canadian participant from that source, and any provisions of the Tax Act applicable to that type of income (or loss) will apply to the Canadian participant. Our partnership will invest in limited partnership units of the Property Partnership. In computing our partnership’s income (or loss) under the Tax Act, the Property Partnership will itself be deemed to be a separate person resident in Canada which computes its income (or loss) and allocates to its partners their respective share of such income (or loss). Accordingly, the source and character of amounts included in (or deducted from) the income of Canadian participants on account of income (or loss) earned by the Property Partnership generally will be determined by reference to the source and character of such amounts when earned by the Property Partnership.

A Canadian participant’s share of taxable dividends received or considered to be received by our partnership in a fiscal year from a corporation resident in Canada will be treated as a dividend received by the Canadian participant and will be subject to the normal rules in the Tax Act applicable to such dividends, including the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined in the Tax Act, when the dividend received by the Property Partnership is designated as an “eligible dividend”.

Foreign taxes paid by our partnership or the Property Partnership and taxes withheld at source on amounts paid or credited or our partnership to the Property Partnership (other than for the account of a particular partner) will be allocated pursuant to the governing partnership agreement. Each Canadian participant’s share of the “business-income tax” and “non-business-income tax”, each as defined in the Tax Act, paid to the government of a foreign country for a year will be creditable against its Canadian federal income tax liability to the extent permitted by the detailed foreign tax credit rules contained in the Tax Act. Although the foreign tax credit rules are designed to avoid double taxation, the maximum credit is limited. Because of this, and because of timing differences in recognition of expenses and income and other factors, the foreign tax credit rules may not provide a full foreign tax credit for the “business-income tax” and “non-business-income tax” paid by our partnership or the Property Partnership to the government of a foreign country. The Tax Act contains anti-avoidance rules to address certain foreign tax credit generator transactions (the “Foreign Tax Credit Generator Rules”), under which the foreign “business-income tax” or “non-business-income tax” allocated to a Canadian participant for the purpose of determining such Canadian participant’s foreign tax credit for any taxation year may be limited in certain circumstances, including where a Canadian participant’s share of the income of our partnership or the Property Partnership under the income tax laws of any country (other than Canada) under whose laws the income of our partnership is subject to income taxation (the “Relevant Foreign Tax Law”) is less than the Canadian participant’s share of such income for purposes of the Tax Act. For this purpose, a Canadian participant is not considered to have a lesser direct or indirect share of the income of our partnership or the Property Partnership under the Relevant Foreign Tax Law than for the purposes of the Tax Act solely because, among other reasons, of a difference between the Relevant Foreign Tax Law and the Tax Act in the manner of computing the income of our partnership or the Property Partnership or in the manner of

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allocating the income of our partnership or the Property Partnership because of the admission or withdrawal of a partner. No assurance can be given that the Foreign Tax Credit Generator Rules will not apply to any Canadian participant. If the Foreign Tax Credit Generator Rules apply, the allocation to a Canadian participant of foreign “business-income tax” or “non-business-income tax” paid by our partnership or the Property Partnership, and therefore such Canadian participant’s foreign tax credits, will be limited.

Our partnership and the Property Partnership will be deemed to be a non-resident person in respect of certain amounts paid or credited or deemed to be paid or credited to them by a person resident or deemed to be resident in Canada, including dividends or interest. Dividends or interest (other than interest not subject to Canadian federal withholding tax) paid or deemed to be paid by a person resident or deemed to be resident in Canada to the Property Partnership will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%. However, the CRA’s administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to the treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by the Holding Entities to the Property Partnership, the BPY General Partner expects the Holding Entities to look-through the Property Partnership and our partnership to the residency of the partners of our partnership (including partners who are resident in Canada) and to take into account any reduced rates of Canadian federal withholding tax that non-resident partners may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to the Property Partnership. However, there can be no assurance that the CRA will apply its administrative practice in this context. Under the Canada-United States Tax Convention (1980) (the “Treaty”) a Canadian resident payer is required, in certain circumstances, to look-through fiscally transparent partnerships, such as our partnership and the Property Partnership, to the residency and Treaty entitlements of their partners and to take into account the reduced rates of Canadian federal withholding tax that such partners may be entitled to under the Treaty.

If our partnership incurs losses for tax purposes, each Canadian participant will be entitled to deduct in the computation of income for tax purposes the Canadian participant’s share of any net losses for tax purposes of our partnership for its fiscal year to the extent that the Canadian participant’s investment is “at-risk” within the meaning of the Tax Act. The Tax Act contains “at-risk rules” which may, in certain circumstances, restrict the deduction of a participant’s share of any losses of a limited partnership. The BPY General Partner does not anticipate that our partnership or the Property Partnership will incur losses, but no assurance can be given in this regard. Accordingly, Canadian participants should consult their own tax advisors for specific advice with respect to the potential application of the “at-risk rules”.

Section 94.1 of the Tax Act contains rules relating to interests held by a taxpayer in entities that are not resident or deemed to be resident in Canada for purposes of the Tax Act or not situated in Canada, other than a “controlled foreign affiliate” (“CFA”), as defined in the Tax Act, of the taxpayer (“Non-Resident Entities”) that could, in certain circumstances, cause income to be imputed to Canadian participants, either directly or by way of allocation of such income imputed to our partnership or the Property Partnership. These rules would apply if it is reasonable to conclude, having regard to all the circumstances, that one of the main reasons for the Canadian participant, our partnership or the Property Partnership acquiring, holding or having an investment in a non-resident entity is to derive a benefit from “portfolio investments” in certain assets from which the Non-Resident Entity may reasonably be considered to derive its value in such a manner that taxes under the Tax Act on income, profits and gains from such assets for any year are significantly less than they would have been if such income, profits and gains had been earned directly. In determining whether this is the case, section 94.1 of the Tax Act provides that consideration must be given to, among other factors, the extent to which the income, profits and gains for any fiscal period are distributed in that or the immediately following fiscal period. No assurance can be given that section 94.1 of the Tax Act will not apply to a Canadian participant, our partnership or the Property Partnership. If these rules apply to a Canadian participant, our partnership or the Property Partnership, income, determined by reference to a prescribed rate of interest plus two percent applied to the “designated cost”, as defined in section 94.1 of the Tax Act, of the interest in the Non-Resident Entity, will be imputed directly to the Canadian participant or to our partnership or the Property Partnership and allocated to the Canadian participant in accordance with the rules in section 94.1 of the Tax Act. The rules in

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section 94.1 of the Tax Act are complex and Canadian participants should consult their own tax advisors regarding the application of these rules to them in their particular circumstances.

Dividends paid to the Property Partnership by a CFA of the Property Partnership will be included in computing the income of the Property Partnership. To the extent that any CFA of the Property Partnership or any direct or indirect subsidiary thereof that is itself a CFA of the Property Partnership (an “Indirect CFA”) earns income that is characterized as “foreign accrual property income” (“FAPI”), as defined in the Tax Act, in a particular taxation year of the CFA or Indirect CFA, the FAPI allocable to the Property Partnership under the rules in the Tax Act must be included in computing the income of the Property Partnership for Canadian federal income tax purposes for the fiscal period of the Property Partnership in which the taxation year of that CFA or Indirect CFA ends, whether or not the Property Partnership actually receives a distribution of that FAPI. Our partnership will include its share of such FAPI of the Property Partnership in computing its income for Canadian federal income tax purposes and Canadian participants will be required to include their proportionate share of such FAPI allocated from our partnership in computing their income for Canadian federal income tax purposes. As a result, Canadian participants may be required to include amounts in their income even though they have not and may not receive an actual cash distribution of such amounts. If an amount of FAPI is included in computing the income of the Property Partnership for Canadian federal income tax purposes, an amount may be deductible in respect of the “foreign accrual tax” applicable to the FAPI. Any amount of FAPI included in income net of the amount of any deduction in respect of “foreign accrual tax” will increase the adjusted cost base to the Property Partnership of its shares of the particular CFA in respect of which the FAPI was included. At such time as the Property Partnership receives a dividend of this type of income that was previously included in the Property Partnership’s income as FAPI, such dividend will effectively not be included in computing the income of the Property Partnership and there will be a corresponding reduction in the adjusted cost base to the Property Partnership of the particular CFA shares. Under the Foreign Tax Credit Generator Rules, the “foreign accrual tax” applicable to a particular amount of FAPI included in the Property Partnership’s income in respect of a particular “foreign affiliate” of the Property Partnership may be limited in certain specified circumstances, including where the direct or indirect share of the income allocated to any member of the Property Partnership (which is deemed for this purpose to include a Canadian participant) that is a person resident in Canada or a “foreign affiliate” of such a person is, under a Relevant Foreign Tax Law, less than such member’s share of such income for purposes of the Tax Act. No assurance can be given that the Foreign Tax Credit Generator Rules will not apply to the Property Partnership. For this purpose, a Canadian participant is not considered to have a lesser direct or indirect share of the income of the Property Partnership under the Relevant Foreign Tax Law than for the purposes of the Tax Act solely because, among other reasons, of a difference between the Relevant Foreign Tax Law and the Tax Act in the manner of computing the income of the Property Partnership or in the manner of allocating the income of the Property Partnership because of the admission or withdrawal of a partner. If the Foreign Tax Credit Generator Rules apply, the “foreign accrual tax” applicable to a particular amount of FAPI included in the Property Partnership’s income in respect of a particular “foreign affiliate” of the Property Partnership will be limited.

Disposition of LP Units

The disposition (or deemed disposition) by a Canadian participant of an LP Unit whether held inside or outside of the Plan (including a disposition of an LP Unit on a Canadian participant’s behalf by the Administrator) will result in the realization of a capital gain (or capital loss) by such Canadian participant in the amount, if any, by which the proceeds of disposition of the LP Unit, less any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such unit. Subject to the general rules on averaging of cost base, the adjusted cost base of a Canadian participant’s LP Units (whether held inside or outside of the Plan) would generally be equal to: (i) the actual cost of the LP Units (excluding any portion thereof financed with limited recourse indebtedness); plus (ii) the share of the income of our partnership allocated to the Canadian participant for fiscal years of our partnership ending before the relevant time in respect of the LP Units; less (iii) the aggregate of the pro rata share of losses of our partnership allocated to the Canadian participant (other than losses which cannot be deducted because they exceed the Canadian participant’s “at-risk” amount) for the fiscal years of our partnership ending before the relevant time; and less (iv) the Canadian participant’s distributions received from our partnership made before the relevant time in respect of the LP Units.

Where a Canadian participant disposes of all of its LP Units (both inside and outside of the Plan), it will no longer be a partner of our partnership. If, however, a Canadian participant is entitled to receive a distribution from

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our partnership after the disposition of all such units, then the Canadian participant will be deemed to dispose of the LP Units at the later of: (i) the end of the fiscal year of our partnership during which the disposition occurred; and (ii) the date of the last distribution made by our partnership to which the Canadian participant was entitled. The share of the income (or loss) of our partnership for tax purposes for a particular fiscal year which is allocated to a Canadian participant who has ceased to be a partner will generally be added (or deducted) in the computation of the adjusted cost base of the Canadian participant’s LP Units immediately prior to the time of the disposition.

A Canadian participant will generally realize a deemed capital gain if, and to the extent that, the adjusted cost base of the Canadian participant’s LP Units (whether held inside or outside of the Plan) is negative at the end of any fiscal years of our partnership. In such a case, the adjusted cost base of the Canadian participant’s LP Units will be nil at the beginning of the next fiscal year.

Special rules in the Tax Act may apply to disallow the one-half treatment on all or a portion of capital gains realized on a disposition of LP Units if a partnership interest is acquired by a tax-exempt person or a non-resident person (or by a partnership or trust (other than certain trusts) of which a tax-exempt person or a non-resident person is a member or beneficiary, directly or indirectly through one or more partnerships or trusts (other than certain trusts). Canadian participants contemplating such a disposition should consult their own tax advisors in this regard.

Canadian participants should consult their own tax advisors for advice with respect to the specific tax consequences to them of disposing of LP Units of our partnership.

Taxation of Capital Gains and Capital Losses

In general, one-half of a capital gain realized by a Canadian participant must be included in computing such Canadian participant’s income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against net taxable capital gains in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act.

A Canadian participant that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on its “aggregate investment income”, as defined in the Tax Act, for the year, which is defined to include taxable capital gains.

Eligibility for Investment

Provided that our LP Units are listed on a “designated stock exchange” (which currently includes the NYSE and the TSX), our LP Units will be “qualified investments” under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), deferred profit sharing plan, registered retirement income fund (“RRIF”), registered education savings plan (“RESP”), registered disability savings plan (“RDSP”), and a tax free savings account (“TFSA”).

Notwithstanding the foregoing, a holder of a TFSA or an annuitant under an RRSP or RRIF, as the case may be, may be subject to a penalty tax if our LP Units held in a TFSA, RRSP or RRIF are a “prohibited investment” for the TFSA, RRSP or RRIF, as the case may be. Taxes may be imposed with respect to the acquisition or holding of “prohibited investments” by an RRSP, RRIF or TFSA. Our LP Units will not be “prohibited investments” for a trust governed by a TFSA, RRSP or RRIF provided that the holder of the TFSA or the annuitant under the RRSP or RRIF, as the case may be, deals at arm’s length with our partnership for purposes of the Tax Act and does not have a “significant interest”, for purposes of the prohibited investment rules, in our partnership. Pursuant to Tax Proposals, the rules in respect of “prohibited investments” are also proposed to apply to RDSPs, holders thereof, RESPs and subscribers thereof. Canadian participants who intend to hold our LP Units in an RRSP, RRIF, TFSA, RESP or RDSP should consult with their own tax advisors regarding the application of the foregoing “prohibited investment” rules having regard to their particular circumstances.

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Alternative Minimum Tax

Canadian participants that are individuals or trusts may be subject to the alternative minimum tax rules. Such Canadian participants should consult their own tax advisors.

TAXATION OF NON-CANADIAN PARTICIPANTS

The following portion of the summary is generally applicable to a participant who, for purposes of the Tax Act and at all relevant times, is not, and is not deemed to be, resident in Canada and who does not use or hold and is not deemed to use or hold our LP Units in connection with a business carried on in Canada (a “non-Canadian participant”).

The following portion of the summary assumes that (i) our LP Units are not and will not at any relevant time constitute “taxable Canadian property” of any non-Canadian participant, and (ii) our partnership and the Property Partnership will not dispose of property that is “taxable Canadian property”. “Taxable Canadian property” includes, but is not limited to, property that is used or held in a business carried on in Canada and shares of corporations that are not listed on a “designated stock exchange” if more than 50% of the fair market value of the shares is derived from certain Canadian properties in the 60-month period immediately preceding the particular time. In general, our LP Units will not constitute “taxable Canadian property” of any non-Canadian participant at the time of disposition or deemed disposition, unless (a) at any time in the 60-month period immediately preceding the disposition or deemed disposition, more than 50% of the fair market value of our LP Units was derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves “taxable Canadian property”), from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties”; (iii) “timber resource properties”; and (iv) options in respect of, or interests in, or for civil law rights in, such property, whether or not such property exists, or (b) our LP Units are otherwise deemed to be “taxable Canadian property”. Since our partnership’s assets will consist principally of units of the Property Partnership, our LP Units would generally be “taxable Canadian property” at a particular time if the units of the Property Partnership held by our partnership derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves “taxable Canadian property”), more than 50% of their fair market value from properties described in (i) to (iv) above, at any time in the 60-month period preceding the particular time. The BPY General Partner does not expect our LP Units to be “taxable Canadian property” at any relevant time and does not expect our partnership or the Property Partnership to dispose of “taxable Canadian property”. However, no assurance can be given in these regards. See also “Risk Factors─Risks Relating to Taxation” in our Annual Report on Form 20-F.

The following portion of the summary also assumes that neither our partnership nor the Property Partnership will be considered to carry on business in Canada. The BPY General Partner intends to organize and conduct the affairs of each of these entities, to the extent possible, so that neither of these entities should be considered to carry on business in Canada for purposes of the Tax Act. However, no assurance can be given in this regard. If either of these entities carry on business in Canada, the tax implications to our partnership or the Holding LP and to non-Canadian participants may be materially and adversely different than as set out herein.

Special rules, which are not discussed in this summary, may apply to a non-Canadian participant that is an insurer carrying on business in Canada and elsewhere.

Consequences of Participation in the Plan and Holding LP Units

Taxation of Income or Loss

A non-Canadian participant will not be subject to Canadian federal income tax under Part I of the Tax Act on its share of income from a business carried on by our partnership (or the Property Partnership) outside Canada or the non-business-income earned by our partnership (or the Property Partnership) from sources in Canada. However, a non-Canadian participant may be subject to Canadian federal withholding tax under Part XIII of the Tax Act, as described below.

Our partnership and the Property Partnership will be deemed to be a non-resident person in respect of certain amounts paid or credited or deemed to be paid or credited to them by a person resident or deemed to be

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resident in Canada, including dividends or interest. Dividends or interest (other than interest not subject to Canadian federal withholding tax) paid or deemed to be paid by a person resident or deemed to be resident in Canada to the Property Partnership will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%. However, the CRA’s administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to the treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by the Holding Entities to the Property Partnership, the BPY General Partner expects the Holding Entities to look-through the Property Partnership and our partnership to the residency of the partners of our partnership (including partners who are resident in Canada) and to take into account any reduced rates of Canadian federal withholding tax that non-Canadian participant may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to the Property Partnership. However, there can be no assurance that the CRA will apply its administrative practice in this context. Under the Treaty, a Canadian resident payer is required, in certain circumstances, to look-through fiscally transparent partnerships, such as our partnership and the Property Partnership, to the residency and Treaty entitlements of their partners and take into account the reduced rates of Canadian federal withholding tax that such partners may be entitled to under the Treaty.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses certain material U.S. federal income tax considerations relating to participation in the Plan by participants that hold LP Units as capital assets. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “U.S. Internal Revenue Code”, on the regulations promulgated thereunder, or the “U.S. Treasury Regulations”, and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly or indirectly, applying certain attribution rules) 5% or more of our LP Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold our LP Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose LP Units are loaned to a short seller to cover a short sale of LP Units, persons whose functional currency is not the U.S. Dollar, persons who have elected mark-to-market accounting, persons who hold our LP Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom our LP Units are not a capital asset, persons who are liable for the alternative minimum tax and certain U.S. expatriates or former long-term residents of the United States. Tax-exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of our LP Units will vary depending on your individual circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of one or more of our LP Units that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of one or more of our LP Units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership participates in the Plan, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that participate in the Plan should consult their own tax advisers.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Prospective participants in the Plan are urged to consult their own tax advisers concerning the U.S. federal, state and local income tax

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consequences particular to their participation in the Plan, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of Our Partnership and the Property Partnership

Each of our partnership and the Property Partnership has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner (such as cash distributions payable on LP Units in a U.S. Holder’s account under the Plan on the Investment Date, including any tax withheld and deemed distributed to such U.S. Holder) generally are not taxable unless the amount of cash distributed (or deemed distributed) to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. Our partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) our partnership would not be required to register under the U.S. Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The BPY General Partner intends to manage the affairs of our partnership and the Property Partnership so that our partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the BPY General Partner believes that our partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

If our partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the U.S. Internal Revenue Service (the “IRS”) to be inadvertent and which is cured within a reasonable time after discovery, or if our partnership is required to register under the U.S. Investment Company Act, our partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations held by us. If, at the time of such deemed contribution, our partnership were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, our partnership would be treated as a corporation for U.S. federal income tax purposes.

If our partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our partnership’s items of income, gain, loss, deduction or credit would be reflected only on our partnership’s tax return rather than being passed through to our unitholders, and our partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our partnership might be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See “—Tax Consequences of Purchase, Ownership and Disposition of LP Units —Consequences to U.S. Holders—Passive Foreign Investment Companies”. Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of our partnership’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its LP Units. Thereafter, to the extent such distribution were to exceed a U.S. Holder’s adjusted tax basis in its LP Units, the distribution would be treated as gain from the sale or exchange of such LP Units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, interest and certain other passive income received by our partnership with respect to U.S. investments generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the “portfolio

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interest” exemption would not apply to certain interest income of our partnership (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income).

Based on the foregoing consequences, the treatment of our partnership as a corporation could materially reduce a holder’s after-tax return and therefore could result in a substantial reduction of the value of our LP Units. If the Property Partnership were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply, and additional adverse U.S. federal income tax consequences could result if debt issued by a U.S. subsidiary to the Property Partnership were recharacterized as equity under the U.S. Treasury Regulations under Section 385 of the U.S. Internal Revenue Code.

The remainder of this summary assumes that our partnership and the Property Partnership will be treated as partnerships for U.S. federal tax purposes. We expect that a substantial portion of the items of income, gain, deduction, loss, or credit realized by our partnership will be realized in the first instance by the Property Partnership and allocated to our partnership for reallocation to our unitholders. Unless otherwise specified, references in this section to realization of our partnership’s items of income, gain, loss, deduction or credit include a realization of such items by the Property Partnership (or other lower tier partnership) and the allocation of such items to our partnership.

Tax Consequences of Participation in the Plan

As a participant in the Plan, you will be treated for U.S. federal income tax purposes as if you first (i) received a distribution equal to the amount of any cash distribution payable on the LP Units in your account under the Plan on the Investment Date (which amount will include any tax withheld and deemed distributed to you) and then (ii) purchased additional LP Units with such distribution, net of any applicable withholding tax. As a result, your adjusted tax basis in your interest in our partnership will be reduced by the full amount of the deemed cash distribution and then increased by the amount reinvested in additional LP Units pursuant to the Plan. Under a “unitary” tax basis rule, your adjusted tax basis in individual LP Units would be determined by averaging your adjusted tax basis in existing LP Units on the Investment Date (as reduced by the deemed cash distribution) with the amount reinvested in additional LP Units pursuant to the Plan. Your holding period for LP Units generally will be subject to certain “split holding period” rules following the acquisition of additional LP Units pursuant to the Plan. The deemed cash distribution described above will be treated for U.S. federal income tax purposes in the same manner as an actual cash distribution. If you participate in the Plan, your tax liability as a unitholder might exceed actual cash distributions made to and retained by you. In such case, you might have to satisfy any resulting tax liability from your own funds. For a general summary of the U.S. federal income tax consequences of owning LP Units acquired pursuant to the Plan, see the discussion below under the heading “—Tax Consequences of Purchase, Ownership and Disposition of LP Units”. Participants should consult their own tax advisers regarding the U.S. federal income tax consequences of participating in the Plan.

Tax Consequences of Purchase, Ownership and Disposition of LP Units

Consequences to U.S. Holders

Holding of Our LP Units

Income and Loss. If you are a U.S. Holder, you will be required to take into account, as described below, your allocable share of our partnership’s items of income, gain, loss, deduction and credit for each of our partnership’s taxable years ending with or within your taxable year. Each item generally will have the same character and source as though you had realized the item directly. You must report such items without regard to whether any distribution has been or will be received from our partnership. Our partnership intends to make cash distributions to all unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state and local income taxes) with respect to their allocable shares of our partnership’s net income or gain. However, based upon your particular tax situation and simplifying assumptions that our partnership will make in determining the amount of such distributions, and depending upon whether you elect to reinvest such distributions pursuant to the Plan, your tax liability might exceed cash distributions made to and retained by you, in which case any tax liabilities arising from your ownership of our LP Units might need to be satisfied from your own funds.

With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to our partnership and that are allocable to such U.S. Holders may qualify for reduced rates of

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taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Nor will such reduced rates of taxation generally apply to dividends paid by a real estate investment trust, or “REIT”. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see “-Medicare Tax” below). U.S. Holders that are corporations generally will not be entitled to a “dividends received deduction” in respect of dividends paid by non-U.S. corporations or REITs in which our partnership (through the Property Partnership) owns stock. You should consult your own tax adviser regarding the application of the foregoing rules in light of your particular circumstances.

For U.S. federal income tax purposes, your allocable share of our partnership’s items of income, gain, loss, deduction, or credit will be governed by our limited partnership agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our partnership. Similarly, our partnership’s allocable share of items of income, gain, loss, deduction, or credit of the Property Partnership will be governed by the limited partnership agreement of the Property Partnership if such allocations have “substantial economic effect” or are determined to be in accordance with our interest in the Property Partnership. The BPY General Partner believes that, for U.S. federal income tax purposes, such allocations should be given effect, and the BPY General Partner intends to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our partnership’s limited partnership agreement or the limited partnership agreement of the Property Partnership, then the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.

Basis. You will have an initial tax basis in your LP Units equal to the sum of (i) the amount of cash paid for our LP Units (or, if you received your LP Units pursuant to the spin-off, their fair market value on the date you received them pursuant to the spin-off) and (ii) your share of our partnership’s liabilities, if any. That basis will be increased by your share of our partnership’s income and by increases in your share of our partnership’s liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our partnership, by your share of our partnership’s losses, and by any decrease in your share of our partnership’s liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or “unitary”, tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional LP Units (including through the Plan) will be averaged with the adjusted tax basis of LP Units owned by you prior to the acquisition of such additional LP Units.

For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of our LP Units, our partnership’s liabilities generally will include our partnership’s share of any liabilities of the Property Partnership.

Limits on Deductions for Losses and Expenses. Your deduction of your allocable share of our partnership’s losses will be limited to your tax basis in our LP Units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our partnership’s activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in our LP Units, reduced by (i) the portion of that basis attributable to your share of our partnership’s liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold our LP Units, if the lender of those borrowed funds owns an interest in our partnership, is related to you, or can look only to your LP Units for repayment. Your at-risk amount generally will increase by your allocable share of our partnership’s income and gain and decrease by distributions you receive from our partnership and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our LP Units, any gain recognized by you can be offset by losses that were previously suspended by the at-risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. You should consult your own tax adviser as to the effects of the at-risk rules.

Limitations on Deductibility of Organizational Expenses and Syndication Fees. In general, neither our partnership nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication

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expenses incurred by the Property Partnership. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. Your share of our partnership’s interest expense is likely to be treated as “investment interest” expense. For a non-corporate U.S. Holder, the deductibility of “investment interest” expense generally is limited to the amount of such holder’s “net investment income”. Your share of our partnership’s dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our partnership’s interest expense.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. In addition, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (i) 3% of the excess of the individual’s adjusted gross income over the threshold amount and (ii) 80% of the amount of the individual’s itemized deductions. The operating expenses of our partnership, including our partnership’s allocable share of the base management fee or any other management fees, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your own tax adviser regarding the application of these limitations.

Treatment of Distributions

Distributions of cash by our partnership generally will not be taxable to you to the extent of your adjusted tax basis (described above) in our LP Units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of our LP Units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if your holding period for our LP Units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by our partnership, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Our Units

You will recognize gain or loss on the sale or taxable exchange of our LP Units equal to the difference, if any, between the amount realized and your tax basis in our LP Units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our partnership’s liabilities, if any.

Gain or loss recognized by you upon the sale or exchange of our LP Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if our LP Units were held for more than one year as of the date of such sale or exchange. Assuming you have not elected to treat your share of our partnership’s investment in any PFIC as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described below in “-Passive Foreign Investment Companies”. In addition, certain gain attributable to our investment in a controlled foreign corporation, or “CFC”, may be characterized as ordinary income, and certain gain attributable to “unrealized receivables” or “inventory items” could be characterized as ordinary income rather than capital gain. For example, if our partnership were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables”. The deductibility of capital losses is subject to limitations.

Each U.S. Holder who acquires our LP Units at different times and intends to sell all or a portion of our LP Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain “split holding period” rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

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Medicare Tax

U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income generally includes your allocable share of our partnership’s income, as well as gain realized by you from a sale of our LP Units. Special rules relating to the 3.8% Medicare tax may apply to dividends and gain, if any, derived by U.S. Holders with respect to our partnership’s interest in a PFIC or CFC. See “- Consequences to U.S. Holders - Passive Foreign Investment Companies” and “- Consequences to U.S. Holders – Controlled Foreign Corporations”. U.S. Holders should consult their own tax advisers regarding the implications of the 3.8% Medicare tax for the ownership and disposition of our LP Units.

Foreign Tax Credit Limitations

If you are a U.S. Holder, you generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our partnership’s income and gain. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of our partnership’s investments may be treated as U.S.-source gain. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gain unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our partnership incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

Our partnership and the Property Partnership have each made the election permitted by Section 754 of the U.S. Internal Revenue Code, or the Section 754 Election. The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires our partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our LP Units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for our LP Units. This election does not apply to a person who purchases LP Units directly from us. For purposes of this discussion, a transferee’s inside basis in our partnership’s assets will be considered to have two components: (i) the transferee’s share of our partnership’s tax basis in our partnership’s assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to the Property Partnership.

Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such holder’s tax basis in its LP Units were higher than such LP Units’ share of the aggregate tax basis of our partnership’s assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of our partnership’s assets for purposes of calculating, among other items, such holder’s share of any gain or loss on a sale of our partnership’s assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such holder’s tax basis in its LP Units were lower than such LP Units’ share of the aggregate tax basis of our partnership’s assets immediately prior to the transfer. Thus, the fair market value of our LP Units may be affected either favorably or adversely by the election.

Whether or not the Section 754 Election is made, if our LP Units are transferred at a time when our partnership has a “substantial built-in loss” in its assets, our partnership will be obligated to reduce the tax basis in the portion of such assets attributable to such LP Units.

The calculations involved in the Section 754 Election are complex, and the BPY General Partner advises that it will make such calculations on the basis of assumptions as to the value of our partnership’s assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.

Uniformity of Our Units

Because we cannot match transferors and transferees of our LP Units, we must maintain the uniformity of the economic and tax characteristics of our LP Units to a purchaser of our LP Units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal

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application of certain U.S. Treasury Regulations to our partnership’s Section 743(b) adjustments, a determination that our partnership’s Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our partnership’s assets in certain circumstances, including on the issuance of additional LP Units. In order to maintain the fungibility of all of our LP Units at all times, we will seek to achieve the uniformity of U.S. tax treatment for all purchasers of our LP Units which are acquired at the same time and price (irrespective of the identity of the particular seller of our LP Units or the time when our LP Units are issued by our partnership), through the application of certain tax accounting principles that the BPY General Partner believes are reasonable for our partnership. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our LP Units.

Foreign Currency Gain or Loss

Our partnership’s functional currency is the U.S. Dollar, and our partnership’s income or loss is calculated in U.S. Dollars. It is likely that our partnership will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. Dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax adviser regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through our partnership in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is “passive income” or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of “passive income”. There are no minimum stock ownership requirements for PFICs. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by you indirectly through our partnership, as well as income realized on certain “excess distributions” by such PFIC, would be treated as though realized ratably over the shorter of your holding period of our LP Units or our partnership’s holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years.

If you were to elect to treat your share of our partnership’s interest in a PFIC as a “qualified electing fund”, such election a “QEF Election”, for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our partnership or to you. A QEF Election must be made by you on an entity-by-entity basis. To make a QEF Election, you must, among other things, (i) obtain a PFIC annual information statement (through an intermediary statement supplied by our partnership) and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity. Any such election should be made for the first year our partnership holds an interest in such entity or for the first year in which you hold our LP Units, if later. Under certain circumstances, we may be permitted to make a QEF Election on behalf of U.S. Holders with respect to a PFIC held indirectly. However, no assurance can be provided that we will make any such QEF Election, if available.

Once you have made a QEF Election for an entity, such election applies to any additional shares of interest in such entity acquired directly or indirectly, including through additional LP Units acquired after the QEF Election is made (such as LP Units acquired pursuant to the Plan). If you were to make a QEF Election after the first year that you were treated as holding an interest in a PFIC, the adverse tax consequences relating to PFIC stock would continue to apply with respect to the pre-QEF Election period, unless you were to make a “purging election”. The purging election would create a deemed sale of your previously held share of our partnership’s interests in a PFIC. The gain recognized by the purging election would be subject to the special tax and interest charge rules, which treat the gain as an excess distribution, as described

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above. As a result of the purging election, you would have a new basis and holding period in your share of our partnership’s interests in the PFIC. U.S. Holders should consult their own tax advisers as to the manner in which such direct inclusions could affect their allocable share of our partnership’s income and their tax basis in our LP Units and the advisability of making a QEF Election or a purging election.

U.S. Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code contain special rules for applying the 3.8% Medicare tax (as described above under “- Medicare Tax”) to U.S. persons owning an interest in a PFIC. Under the special rules, if you are a non-corporate U.S. Holder that has made a QEF Election with respect to our partnership’s interest in a PFIC, then you are permitted to make a special election to treat your share of the ordinary earnings and net capital gains of the PFIC as net investment income for purposes of the 3.8% Medicare tax. If you do not make the special election, you may be required to calculate your basis in our LP Units for purposes of the 3.8% Medicare tax in a manner that differs from the calculation of your basis in our LP Units for U.S. federal income tax purposes generally. You should consult your own tax adviser regarding the implications of the special election, as well as the other implications of the 3.8% Medicare tax and the U.S. Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code for your ownership and disposition of our LP Units.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that any of our existing or future Holding Entities or operating entities will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity. You should consult your own tax adviser regarding the availability of the mark-to-market election with respect to any PFIC in which you are treated as owning an interest through our partnership.

Based on our organizational structure, as well as our partnership’s expected income and assets, the BPY General Partner currently believes that one or more of our existing Holding Entities and operating entities are likely to be classified as PFICs. Moreover, we may in the future acquire certain investments or operating entities through one or more Holding Entities treated as corporations for U.S. federal income tax purposes, and such future Holding Entities or other companies in which we acquire an interest may be treated as PFICs. In addition, in order to ensure that we satisfy the Qualifying Income Exception, among other reasons, we may decide to hold an existing or future operating entity through a Holding Entity that would be classified as a PFIC. See “-Investment Structure” below.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. You should consult your own tax adviser regarding the PFIC rules, including the foregoing filing requirements, as well as the advisability of making a QEF Election, a special election under the U.S. Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code, or a mark-to-market election, as applicable, with respect to any PFIC in which you are treated as owning an interest through our partnership.

Controlled Foreign Corporations

A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership) that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

If a U.S. partnership in which we own an interest is a U.S. Shareholder of a CFC, then a U.S. Holder may be required to include in income its allocable share of the CFC’s “Subpart F” income. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such CFC’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC’s Subpart F income without corresponding

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receipts of cash and may not benefit from capital gain treatment with respect to the portion of any earnings attributable to net capital gains of the CFC.

Your tax basis in your LP Units will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to certain dividends paid by qualified foreign corporations to individual U.S. persons. See above under “- Consequences to U.S. Holders – Holding of Our LP Units – Income and Loss”. Amounts included as Subpart F income with respect to direct and indirect investments generally will not be taxable again when actually distributed by the CFC.

Whether or not any CFC has Subpart F income, any gain allocated to you from our disposition of an equity interest in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a CFC will not pass through to U.S. Holders.

As described above under “- Consequences to U.S. Holders – Passive Foreign Investment Companies”, U.S. Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code contain special rules for applying the 3.8% Medicare tax to U.S. persons owning an interest in a PFIC. Similar rules apply to U.S. Shareholders of a CFC. You should consult your own tax adviser regarding the implications of these special rules.

If a non-U.S. entity held by us through a U.S. partnership (treated as a U.S. Shareholder of such non-U.S. entity) is classified as both a CFC and a PFIC, then you will be required to include amounts in income with respect to such non-U.S. entity under this subheading, and the consequences described under “- Consequences to U.S. Holders – Passive Foreign Investment Companies” above will not apply. If such U.S. partnership ceases to be a U.S. Shareholder with respect to such non-U.S. entity, then you may be subject to the PFIC rules. The interaction of these rules is complex, and you should consult your own tax adviser in this regard.

Based on our organizational structure, the BPY General Partner currently believes that one or more of our existing Holding Entities and operating entities are likely to be classified as CFCs. Moreover, we may in the future acquire certain investments or operating entities through one or more Holding Entities treated as corporations for U.S. federal income tax purposes, and such future Holding Entities or other companies in which we acquire an interest may be treated as CFCs. You should consult your own tax adviser regarding the implications of the CFC rules for your ownership and disposition of our LP Units.

Investment Structure

To ensure that our partnership meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in its limited partnership agreement, among other reasons, we may structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investments will be structured as determined in the sole discretion of the BPY General Partner generally to be efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such investment structure will benefit all our unitholders to the same extent, and such an investment structure might even result in additional tax burdens on some unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its investments. In addition, if the investment were to involve U.S. real property, gain recognized on the disposition of the investment by a corporation generally would be subject to corporate level tax, whether the corporation were a U.S. or a non-U.S. corporation.

U.S. Withholding Taxes

Although each U.S. Holder is required to provide us with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of determining whether U.S. withholding applies to payments made by our partnership to some or all of our unitholders. In such a case, payments made by our partnership to U.S. Holders might be subject to U.S. “backup” withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such

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withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your LP Units, special rules might apply for purposes of determining whether you or the transferee of such LP Units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such LP Units or entitled to refunds of any such taxes withheld. See below “Administrative Matters-Certain Effects of a Transfer of Units”. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Transferor/Transferee Allocations

Our partnership may allocate items of income, gain, loss, and deduction using a monthly convention, whereby any such items recognized in a given month by our partnership are allocated to our unitholders as of a specified date of such month. As a result, if you transfer your LP Units, you might be allocated income, gain, loss, and deduction realized by our partnership after the date of the transfer. Similarly, if you acquire additional LP Units, you might be allocated income, gain, loss, and deduction realized by our partnership prior to your ownership of such LP Units.

Section 706 of the U.S. Internal Revenue Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the U.S. Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that our partnership’s allocation method complies with the requirements. If our partnership’s convention were not permitted, the IRS might contend that our partnership’s taxable income or losses must be reallocated among our unitholders. If such a contention were sustained, your tax liabilities might be adjusted to your detriment. The BPY General Partner is authorized to revise our partnership’s method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Tax Consequences

If our LP Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our LP Units.

Certain Reporting Requirements

A U.S. Holder who invests more than $100,000 in our partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Holder’s U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our LP Units. You should consult your own tax adviser regarding such reporting requirements.

U.S. Taxation of Tax-Exempt U.S. Holders of Our LP Units

Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization’s UBTI. UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income, or capital gains realized by a tax-exempt organization, so long as such income is not “debt-financed”, as discussed below. The BPY General Partner currently believes that our partnership should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by our partnership will be held through entities that are treated as corporations for U.S. federal income tax purposes.

The exclusion from UBTI does not apply to income from “debt-financed property”, which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by our partnership or by the Property Partnership to acquire property, such property generally would constitute debt-financed

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property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by our partnership or by the Property Partnership to acquire property but were instead used to fund distributions to our unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside our partnership, the IRS might assert that such investment constitutes debt-financed property to such unitholder with the consequences noted above. The BPY General Partner does not expect our partnership or the Property Partnership to directly incur debt to acquire property, and the BPY General Partner does not believe that our partnership or the Property Partnership will generate UBTI attributable to debt-financed property in the future. Moreover, the BPY General Partner intends to use commercially reasonable efforts to structure the activities of our partnership and the Property Partnership, respectively, to avoid generating UBTI. However, neither our partnership nor the Property Partnership is prohibited from incurring indebtedness, and no assurance can be provided that neither our partnership nor the Property Partnership will generate UBTI attributable to debt-financed property in the future.

Tax-exempt organizations will be subject to special rules applicable to an indirect investment by our partnership in a REIT. Based upon an IRS ruling, distributions paid by a REIT to our partnership and allocated to a tax-exempt organization generally should not give rise to UBTI, provided that (i) our interest in the REIT is not debt-financed, (ii) the tax-exempt organization’s interest in our partnership is not debt-financed and is not used in an unrelated trade or business, and (iii) the REIT does not hold an asset, such as an interest in a “taxable mortgage pool” or a residual interest in a “real estate mortgage investment conduit”, that gives rise to “excess inclusion income”. Special rules apply to social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the U.S. Internal Revenue Code.

Tax-exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in our LP Units.

Consequences to Non-U.S. Holders

Based on our organizational structure, as well as our partnership’s expected income and assets, the BPY General Partner currently believes that our partnership is unlikely to earn income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the U.S. Internal Revenue Code. Specifically, our partnership intends not to make an investment, whether directly or through an entity which would be treated as a partnership for U.S. federal income tax purposes, if the BPY General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, our partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning our LP Units and generally will not be subject to U.S. federal income tax on its allocable share of our partnership’s interest and dividends from non-U.S.-sources or gain from the sale or other disposition of securities or real property located outside of the United States.

However, there can be no assurance that the law will not change or that the IRS will not deem our partnership to be engaged in a U.S. trade or business. If, contrary to the BPY General Partner’s expectations, our partnership is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If our partnership were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, our partnership might be required to withhold U.S. federal income tax on such Non-U.S. Holder’s distributive share of such income. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. Finally, if our partnership were treated as engaged in a U.S. trade or business, a portion of any gain realized by a Non-U.S. Holder upon the sale or exchange of its LP Units could be treated as income effectively connected with a U.S. trade or business and therefore subject to U.S. federal income tax at the regular graduated rates.

In general, even if our partnership is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income.

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Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the “portfolio interest” rules or other provisions of the U.S. Internal Revenue Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide us with an IRS Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of establishing whether reduced rates of withholding apply to some or all of our investors. In such a case, your allocable share of distributions of U.S.-source dividends and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if you would not be subject to U.S. tax based on your tax status or otherwise were eligible for a reduced rate of U.S. withholding, you might need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our partnership as a pass-through entity, you might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your LP Units, special rules may apply for purposes of determining whether you or the transferee of such LP Units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such LP Units or entitled to refunds of any such taxes withheld. See “-Administrative Matters-Certain Effects of a Transfer of Units”. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our partnership in connection with its U.S. business, (c) a PFIC, or (d) a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your own tax adviser regarding the application of these special rules.

Taxes in Other Jurisdictions

Based on our expected method of operation and the ownership of our operating entities indirectly through corporate Holding Entities, we do not expect any unitholder, solely as a result of owning our LP Units, to be subject to any additional income taxes imposed on a net basis or additional tax return filing requirements in any jurisdiction in which we conduct activities or own property. However, our method of operation and current structure may change, and there can be no assurance that, solely as a result of owning our LP Units, you will not be subject to certain taxes, including non-U.S., state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not reside in any of these jurisdictions. Consequently, you may also be required to file non-U.S., state and local income tax returns in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with these requirements. It is your responsibility to file all U.S. federal, state, local, and non-U.S. tax returns that may be required of you.

Income or gain from investments held by our partnership may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to one or more of our partnership, an intermediary, or a tax authority in such jurisdiction. You should consult your own tax adviser regarding the U.S. federal, state, local, and non-U.S. tax consequences of an investment in our partnership.

Administrative Matters

Information Returns and Audit Procedures

We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K-1), which describes on a U.S. Dollar basis your share of our partnership’s income, gain, loss, and deduction for our preceding taxable year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your tax returns. In preparing this U.S. tax information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss, and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

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Our partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year’s tax liability and result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our partnership’s tax returns, as well as those related to our partnership’s tax returns. Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from our partnership instead of unitholders (as under prior law). We may be permitted to elect to have the BPY General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances. If we do not make the election, and we pay taxes, penalties, or interest as a result of an audit adjustment, then cash available for distribution to our unitholders might be substantially reduced. As a result, our current unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if our current unitholders did not own our LP Units during the taxable year under audit. The foregoing considerations also apply with respect to our partnership’s interest in the Property Partnership. These rules do not apply to our partnership or the Property Partnership for taxable years beginning on or before December 31, 2017.

For taxable years beginning on or before December 31, 2017, the BPY General Partner will act as our partnership’s “tax matters partner.” As the tax matters partner, the BPY General Partner will have the authority, subject to certain restrictions, to act on behalf of our partnership in connection with any administrative or judicial review of our partnership’s items of income, gain, loss, deduction, or credit. For taxable years beginning after December 31, 2017, a “partnership representative” designated by our partnership will have the sole authority to act on behalf of our partnership in connection with such administrative or judicial review. In particular, our partnership representative will have the sole authority to bind both our former and current unitholders and to make certain elections on behalf of our partnership pursuant to the Bipartisan Budget Act of 2015.

The application of the Bipartisan Budget Act of 2015 to our partnership and our unitholders is uncertain and remains subject to U.S. Treasury Regulations and IRS guidance yet to be issued. You should consult your own tax adviser regarding the implications of the Bipartisan Budget Act of 2015 for an investment in our LP Units.

Tax Shelter Regulations and Related Reporting Requirements

If we were to engage in a “reportable transaction”, we (and possibly our unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or “transaction of interest”, or that it produces certain kinds of losses in excess of $2 million (or, in the case of certain foreign currency transactions, losses in excess of $50,000). An investment in our partnership may be considered a “reportable transaction” if, for example, our partnership were to recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.

You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our LP Units.

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Taxable Year

Our partnership uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Constructive Termination

Our partnership will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our LP Units within a 12-month period. A constructive termination of our partnership would result in the close of its taxable year for all unitholders. If a unitholder reports on a taxable year other than a fiscal year ending on our partnership’s year-end, and the unitholder is otherwise subject to U.S. federal income tax, the closing of our partnership’s taxable year may result in more than 12 months of our partnership’s taxable income or loss being includable in such unitholder’s taxable income for the year of the termination. We would be required to make new tax elections after a termination, including a new Section 754 Election. A constructive termination could also result in penalties and other adverse tax consequences if we were unable to determine that the termination had occurred. Moreover, a constructive termination might either accelerate the application of, or subject our partnership to, any tax legislation enacted before the termination.

Withholding and Backup Withholding

For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. The proper application to our partnership of the rules for withholding under Sections 1441 through 1446 of the U.S. Internal Revenue Code (applicable to certain dividends, interest, and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation we receive may not properly reflect the identities of unitholders at any particular time (in light of possible sales of our LP Units), we may over-withhold or under-withhold with respect to a particular unitholder. For example, we may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be the case, however, that the corresponding amount of our income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non-U.S. Holder would be entitled to a credit against the holder’s U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder’s U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, we may fail to withhold on a distribution, and it may be the case that the corresponding income was properly allocable to a Non-U.S. Holder and that withholding should have been imposed. In such case, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne indirectly by all unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

If you do not timely provide our partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W-9 or IRS Form W-8, as applicable, or such form is not properly completed, then our partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had our partnership or the applicable intermediary received properly completed forms from all unitholders. For administrative reasons, and in order to maintain the fungibility of our LP Units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by our partnership as an expense that will be borne indirectly by all unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the unitholders that failed to timely provide the proper U.S. tax forms).

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Foreign Account Tax Compliance

FATCA imposes a 30% withholding tax on “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity”, unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends, and other passive income. Beginning January 1, 2019, withholdable payments also include gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. We intend to comply with FATCA, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by our partnership, the Property Partnership, the Holding Entities, or the operating entities. Nonetheless, the 30% withholding tax may apply to your allocable share of distributions attributable to withholdable payments, unless you properly certify your FATCA status on IRS Form W-8 or IRS Form W-9 (or other applicable form) and satisfy any additional requirements under FATCA.

In compliance with FATCA, information regarding certain unitholders’ ownership of our LP Units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future U.S. Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our LP Units.

Information Reporting with Respect to Foreign Financial Assets

Under U.S. Treasury Regulations, U.S. individuals that own “specified foreign financial assets” with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. These information reporting requirements also apply to U.S. corporations, partnerships, and trusts formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these U.S. Treasury Regulations for an investment in our LP Units.

Certain Effects of a Transfer of Units

Our partnership may allocate items of income, gain, loss, deduction, and credit using a monthly convention, whereby any such items recognized in a given month by our partnership are allocated to our unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by the Property Partnership (and, in turn, our partnership) generally will be withheld by our partnership only when such dividends are paid. Because our partnership generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our partnership on such amounts will correspond to our unitholders who were allocated income and who received the distributions in respect of such amounts. The Property Partnership may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, our unitholders may recognize income in excess of cash distributions received from our partnership, and any income so included by a unitholder would increase the basis such unitholder has in our LP Units and would offset any gain (or increase the amount of loss) realized by such unitholder on a subsequent disposition of its LP Units. In addition, U.S. withholding taxes generally would be withheld by our partnership only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some unitholders would be allocated income which might be distributed to a subsequent unitholder, and such subsequent unitholder would be subject to withholding at the time of distribution. As a result, the subsequent unitholder, and not the unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.

The Property Partnership has invested and will continue to invest in certain Holding Entities and operating entities organized in non-U.S. jurisdictions, and income and gain from such investments may be subject to withholding and other

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taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to a U.S. Holder, and such holder were thereafter to dispose of its LP Units prior to the date distributions were made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and U.S. Treasury regulations, the unitholder to whom such income was allocated (and not the unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus a unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on a unitholder’s particular circumstances, limit the availability or use of foreign tax credits, and you are urged to consult your own tax adviser regarding all aspects of foreign tax credits.

Nominee Reporting

Persons who hold an interest in our partnership as a nominee for another person may be required to furnish to us:

a.	the name, address and taxpayer identification number of the beneficial owner and the nominee;
b.	whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;
c.	the amount and description of LP Units held, acquired or transferred for the beneficial owner; and
d.	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on LP Units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our LP Units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our LP Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our partnership’s income (including changes that recharacterize certain allocations as potentially non-deductible fees), reduce the net amount of distributions available to our unitholders, or otherwise affect the tax considerations of owning our LP Units. Such changes could also affect or cause our partnership to change the way it conducts its activities and adversely affect the value of our LP Units.

Our partnership’s organizational documents and agreements permit the BPY General Partner to modify our limited partnership agreement from time to time, without the consent of our unitholders, to elect to treat our partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR PARTNERSHIP AND OUR UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS FORM F-3 THESE MATTERS SHOULD BE CONSIDERED. EACH PARTICIPANT SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR LP UNITS.

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Description of Limited Partnership Units

Our LP Units are non-voting limited partnership interests in our partnership. The rights of holders of our LP Units are based on our limited partnership agreement, amendments to which may be proposed only by or with the consent of the BPY General Partner as described in our Annual Report on Form 20-F. LP Units of our partnership represent a fractional limited partnership interest in our partnership and do not represent a direct investment in our partnership’s assets and should not be viewed by investors as direct securities of our partnership’s assets. Holders of our LP Units are not entitled to the withdrawal or return of capital contributions in respect of our LP Units, except to the extent, if any, that distributions are made to such holders pursuant to our limited partnership agreement or upon the liquidation of our partnership as described in our Annual Report on Form 20-F or as otherwise required by applicable law. Except to the extent expressly provided in our limited partnership agreement, a holder of our LP Units will not have priority over any other holder of our LP Units, either as to the return of capital contributions or as to profits, losses or distributions. Holders of our LP Units do not have the ability to call meetings of unitholders, and holders of our LP Units are not entitled to vote on matters relating to our partnership except as described in our Annual Report on Form 20-F.

Our limited partnership agreement does not contain any restrictions on ownership of our LP Units. Holders of our LP Units will not be granted any pre-emptive or other similar right to acquire additional interests in our partnership, unless otherwise determined by the BPY General Partner, in its sole discretion. In addition, holders of our LP Units do not have any right to have their LP Units redeemed by our partnership. Our LP Units have no par or other stated value. For a more detailed description of the LP Units, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

Plan of Distribution

Subject to the discussion below, we will distribute LP Units purchased pursuant to the Plan as described in this prospectus. An affiliated broker of the Administrator, a registered broker-dealer, may assist in the identification of unitholders, execute transactions in LP Units pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to the LP Units sold under the Plan. You will pay no brokerage commissions or trading or transactions fees on LP Units purchased through the Plan with reinvested distributions. However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transactions fees upon the sale of your LP Units that are subject to the Plan, including the sale of your LP Units upon the termination of participation in the Plan. The LP Units are currently listed for trading principally on the TSX under the symbol “BPY.UN” and the NYSE under the symbol “BPY.”

Persons who acquire LP Units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the LP Units so purchased.

Certain of the BPY General Partner’s major unitholders, directors, officers or members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the market price applicable to LP Units purchased pursuant to the reinvestment of distributions under the Plan. Those transactions may cause fluctuations in the trading price and volume of the LP Units. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of the LP Units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

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SERVICE OF PROCESS AND Enforceability of Civil Liabilities IN THE UNITED STATES

Our partnership is formed under the laws of Bermuda. A substantial portion of our partnership’s assets may be located outside of Canada and the United States and certain of the directors of the BPY General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. We have expressly submitted to the jurisdiction of certain state and federal courts in New York and of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against us, the directors of the BPY General Partner, or the experts named in this prospectus since a substantial portion of our assets and the assets of such persons may be located outside of Canada and the United States.

We have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against us, our directors or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over us, the directors of the BPY General Partner, or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the Canadian or U.S. judgment according to Bermuda’s conflicts of law principles; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the Canadian or U.S. judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the correct procedures under the laws of Bermuda.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as, among other reasons, they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us, the directors of the BPY General Partner, or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

Expenses

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$2,575
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Stock exchange listing fees and expenses	15,000
Total	$132,575

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Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the BPY General Partner has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Legal Matters

The validity of the LP Units and certain other legal matters with respect to the laws of Bermuda will be passed upon by Appleby, Hamilton, Bermuda. As of the date hereof, the partners and associates of Appleby beneficially own, directly or indirectly, in aggregate, less than one percent of our securities.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated by reference in this prospectus from BPY's Annual Report on Form 20-F for the year ended December 31, 2016, and the effectiveness of BPY's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte LLP is 22 Adelaide Street West, Suite 200, Toronto, Ontario M5H 0A9.

The consolidated financial statements of GGP Inc. (formerly General Growth Properties, Inc.) and the related consolidated financial statement schedule incorporated by reference in this prospectus by reference from BPY’s Annual Report on Form 20-F, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph relating to GGP Inc.’s adoption of a new accounting standard). Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte & Touche LLP is 111 South Wacker, Chicago, IL 60606.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.        Indemnification of Directors and Officers

The section of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, entitled “Additional Information – Memorandum and Articles of Association – Description of Our Units and Our Limited Partnership Agreement —Indemnification; Limitations and Liability” discloses that we will generally indemnify officers, directors and affiliates of the BPY General Partner to the fullest extent permitted by the law against all losses, claims, damages, or similar events and is incorporated herein by this reference.

Item 9.        Exhibits

The following exhibits have been filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Dividend Reinvestment Plan Enrollment Participation Form of Brookfield Property Partners L.P.
4.2	Dividend Reinvestment Plan of Brookfield Property Partners L.P.
5.1	Opinion of Appleby as to the legality of the securities being registered
23.1	Consent of Deloitte LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Appleby (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

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Item 10.     Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided , however , that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bermuda on this 5th day of June, 2017.

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

Powers of Attorney

Each person whose signature appears below constitutes and appoints each of Bryan Davis and Jane Sheere, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on this 5th day of June, 2017:

Signature	Title

/s/ Brian W. Kingston	Chief Executive Officer of Brookfield Property Group LLC, a manager of the registrant (Principal Executive Officer)
Brian W. Kingston
/s/ Bryan K. Davis	Chief Financial Officer of Brookfield Property Group LLC, a manager of the registrant (Principal Financial and Accounting Officer)
Bryan K. Davis

/s/ Richard B. Clark	Chairman of the Board, Director
Richard B. Clark

/s/ Jeffrey Blidner	Director
Jeffrey Blidner

/s/ Soon Young Chang	Director
Soon Young Chang

Director
Omar Carneiro da Cunha

/s/ Stephen DeNardo	Director
Stephen DeNardo

/s/ Louis Joseph Maroun	Director
Louis Joseph Maroun

/s/ Lars Rodert	Director
Lars Rodert

/s/ Lisa M. Shalett	Director
Lisa M. Shalett

Director
José Ramón Valente Vías

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on this 5th day of June, 2017.

Authorized U.S. Representative

By:	/s/ Bryan K. Davis
	Name:	Bryan K. Davis
	Title:	Chief Financial Officer of Brookfield Property Group LLC, a manager of the registrant

EXHIBIT INDEX

Exhibit Number	Description

4.1	Dividend Reinvestment Plan Enrollment Participation Form of Brookfield Property Partners L.P.
4.2	Dividend Reinvestment Plan of Brookfield Property Partners L.P.
5.1	Opinion of Appleby as to the legality of the securities being registered
23.1	Consent of Deloitte LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Appleby (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)